Exhibit 10.28
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.:
)
)
ANCHOR BANCORP WISCONSIN INC.	)	Effective Date:
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Madison, Wisconsin	)
OTS Docket No. H1972)
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ORDER TO CEASE AND DESIST
     WHEREAS, ANCHOR BANCORP WISCONSIN INC., Madison, Wisconsin, OTS Docket No. H1972 (Holding Company), by and through its Board of Directors (Board) has executed a Stipulation and Consent to Issuance of Order to Cease and Desist (Stipulation); and
     WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 USC § 1818(b); and
     WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director), is authorized to issue consent Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.
     NOW, THEREFORE, IT IS ORDERED that:
1. The Holding Company shall cease and desist from engaging in unsafe and unsound practices that have resulted in the operation of the Holding Company with insufficient liquidity and earnings and an inadequate level of capital for its risk profile.

Cash Flow Plan
2. (a) No later than July 31, 2009, the Board shall develop and submit to the Regional Director, a three-year cash flow plan (Cash Flow Plan) detailed on a quarterly basis, which shall take into consideration the requirements contained within this Order and the comments contained within the OTS Report of Examination of the Holding Company dated November 3, 2008 of the Holding Company (ROE), as well as ensuring, at a minimum, the following:
(i)	Incorporation of specific plans to reduce the risks to the Holding Company from its current debt levels and debt servicing requirements and provide specific time targets for improving the debt to capital ratio of the Holding Company;

(ii)	Development and implementation of operating strategies to achieve net income levels that will result in profitability and adequate debt service throughout the term of the Cash Flow Plan; and

(iii)	Mechanisms to ensure monthly Board review of all risks associated with the Holding Company’s activities, and where necessary, implementation of approved strategies to enhance the Holding Company’s income position to address such risks.
     (b) Within fifteen (15) days after receiving the Regional Director’s comments, if any, the Board shall modify the Cash Flow Plan and adopt and implement the revised Cash Flow Plan. Within five (5) days of Board approval of the final Cash Flow Plan, a copy of the final Cash Flow Plan shall be sent to the Regional Director.
     (c) On at least a quarterly basis, beginning with the quarter ending September 30, 2009, the Board shall review the projections contained in the Cash Flow Plan compared to actual results and the adequacy of the Cash Flow Plan given the then current risk profile of the Holding Company. The Board shall also review and approve a written report prepared by management that contains a detailed explanation of any material deviations between the projections contained in the Cash Flow Plan and actual results (Variance Analysis Report).
     (d) Within thirty (30) days following the end of each quarter, beginning with the quarter ending September 30, 2009, the Board shall provide the Regional Director with a copy of the Variance Analysis Report and the minutes from the Board meeting containing the Board’s discussion of the Variance Analysis Report, including, if applicable, possible modifications to the Cash Flow Plan.
Debt Restrictions
3. Effective immediately, the Holding Company shall not incur, issue, renew, or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity, without prior written notice to and written approval from the Regional Director. The Holding Company’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to incurring, issuing, renewing, rolling over any debt, increasing any current lines of credit, or guaranteeing the debt of any entity.
Capital Distributions
4. Effective immediately, the Holding Company shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 CFR § 563.141, including the repurchase or redemption of capital stock, without receiving the prior written approval of the Regional Director. The Holding Company’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

Management Changes
5. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 CFR Part 563, Subpart H.
Severance and Indemnification Payments
6. Effective immediately, the Holding Company shall not make any golden parachute payment1 or any prohibited indemnification payment2 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 CFR Part 359.
Employment Contracts and Compensation Arrangements
7. Effective immediately, the Holding Company shall not enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement or arrangement submitted to OTS fully complies with the requirements of 12 CFR Part 359, 12 CFR §§ 563.39 and 563.161(b), and 12 CFR Part 570-Appendix A.
Effective Date, Incorporation of Stipulation
8. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

[1]	The term “golden parachute payment” is defined at 12 CFR § 359.1(f).

[2]	The term “prohibited indemnification payment” is defined at 12 CFR § 359.1(I).

Duration
9. This Order shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.
Time Calculations
10. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be calendar based, unless otherwise noted.
11. The Regional Director may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.
Submissions and Notices
12. All submissions, including progress reports, to OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.
13. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To OTS:

Regional Director Office of Thrift Supervision One South Wacker Drive, Suite 2000 Chicago, Illinois 60606 Facsimile: (312) 917-5002

(b)	To Holding Company:

Chairman of the Board Anchor BanCorp Wisconsin Inc. 25 West Main Street Madison, Wisconsin 53703 Facsimile: (608) 252-8783
No Violations Authorized
14. Nothing in this Order or the Stipulation shall be construed as allowing the Holding Company, its Board, officers or employees to violate any law, rule, or regulation.
IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:
Daniel T. McKee
Regional Director, Central Region

Date: See Effective Date on page 1